                                                                     Exhibit 2.3


                      JOINT SALES AND MARKETING AGREEMENT


     THIS JOINT SALES AND MARKETING AGREEMENT (the "Agreement"), effective as of January 1, 1998 (the "Effective Date"), is entered into between STORM TECHNOLOGY, INC. ("Storm"), a Delaware corporation with a principal place of business at 1395 Charleston Road, Mountain View, California 94043, and LOGITECH TRADING S.A. ("Logitech Trading"), a Swiss corporation with a principal place of business at Moulin du Choc, CH-1122, Romanel-sur-Morges, Switzerland.



                                   RECITALS
                                   --------


     A. This Agreement is an Ancillary Agreement as defined in the Asset Purchase Agreement among Storm, Logitech Trading and its affiliates, pursuant to which Storm is acquiring from Logitech Trading and its affiliates certain tangible and intangible assets related to certain sheet-fed and flatbed scanning products developed and/or distributed by Logitech Trading and its affiliates.

     B. Storm desires to have Logitech Trading distribute, and Logitech Trading is willing to distribute on Storm's behalf, the products acquired by Storm pursuant to the Asset Purchase Agreement.

     C. Storm also desires to have Logitech Trading distribute, and Logitech Trading is willing to distribute on Storm's behalf, certain other image scanning and image capturing products which have previously been developed and/or distributed by Storm.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

     1.   Definitions.  For purposes of this Agreement, the following terms have
          -----------
the meanings set forth in this Section 1.

          1.1 "Acquired Products" shall mean those sheet-fed and flatbed scanning products set forth on Exhibit A acquired by Storm pursuant to the Asset
                               ---------
Purchase Agreement.

          1.2 "Acquired Trademarks" shall mean those trademarks, service marks, trade names and logos set forth on Exhibit B acquired by Storm pursuant to the
                                   ---------
Asset Purchase Agreement.

          1.3 "Asset Purchase Agreement" shall refer to the Agreement for Purchase and Sale of Assets executed by and among Storm, Logitech Trading and its affiliates.

          1.4 "Confidential Information" shall mean the technical information, know-how, technology, formulae, system designs, prototypes, ideas, inventions, improvements, layouts, software, concepts, techniques, discoveries, data, files, supplier and customer identities and lists, accounting records, forecasts, project management plans, marketing plans and business plans relating to this Agreement to which a party has proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium) conspicuously indicated as proprietary information, confidential information or a substantially similar legend that are not generally known by the public. Information communicated orally shall be considered Confidential Information if such information is designated as being confidential or proprietary at the time of disclosure and is confirmed in writing to the other party to be confidential within thirty (30) days of initial disclosure. Any of the foregoing shall not be considered Confidential Information if the party receiving it can show that it: (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was rightfully received by the receiving party from a third party not in violation of any contractual, legal or fiduciary obligation by such third party; (iii) was approved for release by written authorization by the party having rights therein; or (iv) was developed by the receiving party independently of the party having rights therein without breach of any confidentiality or other obligations.

          1.5 "Documentation" shall mean the user manuals, guides or other written instructions generally made available with the Products to end users. "Localized Documentation" shall mean the Documentation described in Section 3 below.

          1.6 "Exclusive Territory" shall mean the territory consisting of those countries set forth on Exhibit C.
                             ---------

          1.7 "Inventory" shall mean all inventory of the Acquired Products owned by or within the control of Logitech Trading or its affiliates as of the Effective Date as more fully described on Schedule 1, with such schedule to be
                                          ----------
completed within seven days following the Effective Date and attached to this Agreement.

          1.8 "Logitech Branded Products" shall mean (i) Exclusive Territory Inventory (as defined in Section 4.1 below), (ii) units of the "PageScan USB" Product manufactured by Logitech Far East Ltd. for Storm pursuant to that certain Manufacturing Services Agreement of even date herewith between Storm and Logitech Far East Ltd. and (iii) units of the "Freescan" Product manufactured by Omron Corporation for Storm; provided that, in the case of Product units described in (ii) and (iii) above, the design and specifications for such units have not changed since the Effective Date.

          1.9 "Net Sales" means the invoice price charged by Logitech Trading and its affiliates on sales of Products to non-affiliate third parties less (i) freight, packaging, handling, insurance and other shipment expenses; (ii) sales, use, value-added, excise and other taxes; (iii) amounts deducted pursuant to the promotional funding program described in Section 6.3 below; (iv) customs duties and other governmental charges; (v) rebates, returns, credits and the like; and
(vi) reasonable reserves for uncollectible accounts.

          1.10 "Products" means Acquired Products and Storm Products.

          1.11 "Storm Products" shall mean all image scanning and image capturing products developed and/or distributed by or on behalf of Storm as of the date hereof or during the term of this Agreement, including those set forth on Exhibit A.
   ---------

          1.12 "Storm Trademarks" means the Storm trademarks, service marks, trade names, and logos set forth on Exhibit B.
                                    ---------

          1.13 "Trademarks" means the Storm Trademarks and the Acquired Trademarks.

     2.   Appointment.
          -----------

          2.1   Products.
                --------

                (a) Subject to the terms and conditions of this Agreement (including but not limited to Section 4), effective as of the Effective Date, Storm hereby appoints Logitech Trading as Storm's (i) exclusive distributor of Products in the Exclusive Territory, and (ii) nonexclusive distributor of Products in the rest of the world, except for the United States and Canada. For purposes of this Agreement "exclusive" shall mean that Storm agrees not to distribute directly in the Exclusive Territory, or to appoint or otherwise authorize any third party, to sell or distribute in the Exclusive Territory or to sell Products to any party that Storm knows or has reason to know may directly or indirectly resell the Products in the Exclusive Territory. Logitech Trading may appoint one or more third parties to act as a subdistributor, dealer or reseller with respect to the Products; provided, however that each such appointment is pursuant to a written agreement or other arrangement which protects Storm's proprietary rights in the Products through means that are customary and ordinary in the usual course of Logitech Trading's business and consistent with industry practices. Notwithstanding any other provision of this Agreement, during the term of this Agreement, Logitech Trading shall have the right to distribute Logitech Branded Products to NEC Corporation in Japan and Logitech Trading shall pay Storm a royalty of Five Dollars ($5.00) for each unit of such Logitech Branded Products purchased by NEC Corporation.

                (b) Notwithstanding the foregoing, Storm may authorize original equipment manufacturers to sell Products bundled with computer systems, where the Products may not be purchased by the customer separately from the system and where the Product is not an optional accessory (i.e., the Product is sold with, and only with, the computer system, and the computer system is not sold without the Product).

          2.2   Restrictions.  All copies of the Documentation and Localized
                ------------
Documentation permitted to be made hereunder shall include all trademark, copyright and other proprietary notices contained in the original.

     3.   Localizations and Translations.  Storm shall use its best efforts to
          ------------------------------
promptly provide Logitech Trading with localized documentation ("Localized Documentation") and localized packaging for the Storm Products for the following languages: German, French, Italian,

Spanish, Dutch, and if agreed, one Scandinavian language. Logitech Trading reserves the right to review and approve the completed Localized Documentation, including packaging. In the event Logitech Trading elects to exercise such right, Logitech Trading shall notify Storm of such election, and shall submit a written approval or rejection to Storm within thirty (30) days after Logitech Trading reviews the Localized Documentation. Approval shall be based on conformance of the documentation to the United States version of the Documentation. Approval by Logitech Trading will not be arbitrarily or unreasonably withheld. If Logitech Trading rejects the Localized Documentation, Logitech Trading will provide Storm with written notice of the reason for the rejection and permit Storm to redeliver the Localized Documentation. Logitech Trading's waiver of the foregoing right to review and approve shall not prevent Logitech Trading from subsequently exercising the foregoing right. Storm will own all right, title and interest in and to the Localized Documentation.

     4.   Inventory.
          ---------

          4.1  Territory Inventory.  Logitech Trading's distribution of Products
               -------------------
hereunder shall include that Inventory held by or committed to be delivered to Logitech Trading, Netherlands Branch as of December 29, 1997 (the "Exclusive Territory Inventory"). Through December 31, 1998, such Exclusive Territory Inventory shall be distributed as Logitech Branded Products.

          4.2  Non-Territory Inventory.  It is understood that Logitech Trading
               -----------------------
and its affiliates (solely for the purposes of this Section 4.2, "Logitech") have retained title to all Inventory other than the Exclusive Territory Inventory ("Other Inventory"). The parties agree that Logitech may distribute such Other Inventory in the U.S. and Canada as Logitech Branded Products through February 15, 1998, and any other country through January 31, 1998, and retain for their own account all proceeds from sales of all such Other Inventory. Logitech shall pay Storm twenty percent (20%) of Net Sales of any Other Inventory that remains in inventory of Logitech's resellers in the U.S. and Canada as of April 1, 1998, as evidenced by "sales out" reports received by Logitech from such resellers. For any Other Inventory that is not in inventory of Logitech's Resellers in the U.S. and Canada as of April 1, 1998, and of Resellers in any other country as of April 1, 1998, Logitech may at its option either (i) distribute such remaining Other Inventory through liquidation channels, up to a maximum of five thousand (5,000) units, or (ii) destroy (or make a charitable donation of) such remaining Other Inventory; it being understood that the quantities described in (i) shall not be deemed to be in inventory of Logitech's resellers, and that no payment shall be required to be made to Storm under this Section 4.2 with respect to any quantities described in
(i) or (ii) above. Any units of Product sold directly or indirectly through a retailer with more than two (2) store locations shall be deemed not to have been sold through a liquidation channel.

     5.   Services by Logitech Trading.  Logitech Trading agrees to use its
          ----------------------------
reasonable commercial efforts in the promotion, marketing and distribution of the Products pursuant to this Agreement. Storm acknowledges, however, that Logitech Trading does not warrant or covenant that any minimum sales of the Products will be achieved. Notwithstanding the foregoing, Logitech Trading agrees to provide the following:

               (i)    Facilities. Logitech Trading shall maintain its own office
                      ----------
space and facilities with the entire costs of these items and activities to be borne solely by Logitech Trading.

               (ii)   Personnel. Logitech Trading shall provide and maintain, at
                      ---------
its own expense, a competent and trained sales organization for the sales of the Products in the Exclusive Territory.

               (iii)  Forecasts.  By the fifteenth day of each month, Logitech
                      ---------
Trading will provide Storm with written non-binding rolling six (6) month forecasts ("Forecasts") of its Product requirements, itemized on a Product by Product basis.

               (iv)   Activity Reports. On a monthly basis during the term of
                      ----------------
this Agreement, Logitech Trading will provide Storm with a written summary of its sales activities and other activities and efforts with respect to the Products conducted during the reporting period.

          5.1  Warranties.  Logitech Trading shall have no right or authority,
               ----------
express or implied, directly or indirectly, to alter, enlarge or limit the representations or guarantees expressly contained in Storm's most current written Product warranty as distributed by Storm for the applicable Product. Storm may, in its sole discretion, amend the Product warranty from time to time upon thirty (30) days prior written notice to Logitech Trading. It is understood that, unless so modified by Storm, the warranty for the Acquired Products shall be the warranty offered by Logitech Trading for the Acquired Products prior to the Effective Date. Logitech Trading will accept returns of Products pursuant to Section 14.2 below.

     6.   Marketing.
          ---------

          6.1  Efforts by Logitech Trading.  Logitech Trading agrees to include
               ---------------------------
in all advertising of the Storm Products all applicable copyright and trademark notices of Storm as they appear on or in the Storm Products. Storm, at its expense, shall periodically provide Logitech Trading with reasonable quantities of advertising and promotional materials, as requested by Logitech Trading, for use in Logitech Trading's efforts to market the Products. Such materials shall be localized by Logitech Trading, at Logitech Trading's expense.

          6.2  Efforts by Storm.  Storm agrees to use commercially reasonable
               ----------------
efforts to advertise, market and promote the Products. Storm agrees that it will expend in the Exclusive Territory at least two percent (2.0%) of Net Sales of the Products towards such efforts in the period from the Effective Date through December 31, 1998; provided that regardless of the amount of Net Sales, in no event shall Storm expend less than Five Hundred Thousand Dollars ($500,000) for such purposes in the Exclusive Territory during such period. Storm shall consult with Logitech Trading with respect to how the foregoing amounts are spent. Logitech Trading shall have the same rights to audit Storm's financial records to verify the foregoing minimum expenditures as are granted to Storm pursuant to
Section 11.4 below.

          6.3  Promotional Funding.  Logitech Trading shall include the Products
               -------------------
in its currently existing promotional funding program. Logitech Trading shall have the right to expend funds received from the sale of Products hereunder according to the terms of such program; provided that the amount of such expense to be deducted from Net Sales shall not exceed five percent (5%) of Net Sales (in the aggregate) over the term of this Agreement. Logitech agrees to provide Storm on a periodic basis with information relating to such promotional funding. Any such funds accrued by Logitech Trading during November and December of 1998 shall be paid to Storm pursuant to the Final Accounting (as defined in Section
17.2 below).

     7.   Trademarks.
          ----------

          7.1  Grant.  Storm hereby grants to Logitech Trading a nonexclusive,
               -----
limited license (including the right to sublicense through multiple tiers of subdistributors) to use the Trademarks solely in Logitech Trading's distribution, advertising and promotion of the Products and subject to the requirements of this Section 7. Logitech Trading's use shall be in accordance with Storm's policies regarding advertising and trademark usage as established from time to time and communicated to Logitech Trading with reasonable advance notice. Logitech Trading further agrees not to affix any Trademark to products other than the genuine Products.

          7.2  Ownership.  Logitech Trading agrees that whenever the Trademarks
               ---------
are used on packaging, in advertising or in any other manner, for Storm Products they shall clearly indicate Storm as the trademark owner. Logitech Trading shall not do or cause to be done any act or anything contesting or in any way impairing or reducing Storm's right, title and interest in the Trademarks. Logitech Trading understands and agrees that use of the Trademarks in connection with the Products shall not create any right, title or interest in or to the use of the Trademarks and that all such uses and goodwill associated with the Trademarks will inure to the benefit of Storm.

          7.3  Restriction.  It is understood that Storm has acquired no rights
               -----------
whatsoever in the Logitech Trading brand name, and, without limiting the foregoing, Storm may not sell any Products under the Logitech Trading brand name in any country, directly or indirectly.

          7.4  Quality Control.  Logitech Trading agrees to use reasonable
               ---------------
efforts to cooperate with Storm in facilitating Storm's monitoring and control of the nature and quality of the products and services provided under the Trademarks, and to supply Storm with specimens of use of the Trademarks upon request.

          7.5  Foreign Registrations.  Logitech Trading shall, upon Storm's
               ---------------------
reasonable request and at Storm's sole expense, provide Storm with any assistance that may be required for Storm to secure or maintain Trademark rights in a country in which Logitech Trading is distributing or marketing Products.

     8.   Support.  Unless the parties agree otherwise in writing, Logitech
          -------
Trading shall provide or shall ensure that its designated support agents provide, technical support for all Logitech Branded Products (including Other Inventory sold pursuant to Section 4.2) sold by

Logitech Trading hereunder, and Storm will provide, or will ensure that its designated support agents provide, all technical support for all other Products, regardless of the territory in which such Products are sold. Storm shall set up and maintain local telephone support numbers for such Products in those countries in the Exclusive Territory in which Storm currently maintains local telephone support numbers for its other products. Logitech Trading shall be compensated for such support services as provided in Section 11.1 below. At Storm's request, Logitech Trading shall use reasonable efforts to introduce Storm to Logitech Trading's agents that provide technical support.

     9.   Orders and Shipments.
          --------------------

          9.1  Order Procedure.  The terms and conditions of this Agreement
               ---------------
shall apply to all orders for the Products and supersede any different or additional terms on purchase orders, order acknowledgments, invoices or other preprinted forms of the parties. Logitech Trading shall issue purchase orders for Products at least twenty-four hours before the shipment date. All purchase orders submitted within the foregoing time period for Products that are within the Forecast shall be accepted by Storm. Storm shall use its best efforts to ship Products by delivery dates stated on purchase orders submitted in accordance with this Section 9.1. Notwithstanding the foregoing, however, in the event that Storm is unable to supply the worldwide requirements of Products, Storm shall not be deemed in breach of this Section 9.1 for failure to ship any quantities as a result of such shortage, to the extent that Storm uses its best efforts to produce the required quantities as soon as possible and provided that Storm allocates to Logitech Trading at least one-third (1/3) of all supplies of such Products continuously throughout the period of the shortage.

          9.2  Storage/Shipment/Risk of Loss/Title.
               -----------------------------------

               (a) Products delivered pursuant to this Agreement shall be assembled and suitably packed for shipment by Storm. Storm shall be responsible for storing Products at a warehouse (the "Warehouse") located within close proximity to the Logitech Trading distribution facility in the Netherlands. All freight, insurance and other shipping expenses shall be paid by Storm until Product arrives at the Warehouse. At Storm's request, Logitech Trading shall use reasonable efforts to introduce Storm to its subcontractors that provide packaging, warehousing and fulfillment services. Risk of loss on Products shipped by Storm to Logitech Trading in accordance with Section 9.1 shall pass to Logitech Trading upon delivery by Storm to the carrier agent from the Warehouse for shipment pursuant to Logitech Trading's purchase order provided in accordance with Section 9.1 above.

               (b) If the parties mutually agree that Logitech shall be responsible for managing the logistics of transporting Products from the port at Nijmegan, the Netherlands to the Warehouse and managing such Products at the Warehouse, Logitech shall do so only until December 31, 1998 at a charge to Storm of one and one-half percent (1.5%) of Net Sales of the Products so transported; provided that the foregoing charge does not include transportation charges with respect to such Products (which charges remain the responsibility of Storm); and provided further that Storm shall be responsible for any and all costs and expenses associated with reverse logistics related to the Products.

               (c) Logitech Trading will retain a security interest in, and Storm hereby grants Logitech Trading a security interest in, the Exclusive Territory Inventory until Storm has paid for such Exclusive Territory Inventory in full pursuant to the terms of Section 11 below. Storm agrees to promptly execute any documents requested by Logitech Trading to perfect and protect such security interest.

          9.3  Stock Balancing.  Notwithstanding anything herein to the
               ---------------
contrary, Logitech Trading may return any Products (other than Inventory) which are in their original unopened packaging to Storm for full credit (unless credit has already been given pursuant to Section 11.1(c) below). Storm will pay all transportation charges for returned Product.

     10.  Quality Control.  Storm shall inspect all Products (excluding
          ---------------
Inventory) provided to Logitech Trading hereunder in accordance with Storm's customary quality control process. If Logitech Trading requests further inspections, Storm shall perform such further inspections at Logitech Trading's expense. Storm shall provide Logitech Trading, as reasonably requested, copies of reports reflecting the results of such inspections. Storm shall not provide Logitech Trading with any Products that have not passed such process.

     11.  Payment Terms.
          -------------

          11.1 Prices.
               ------

               (a)  Exclusive Territory Inventory.  Storm will pay for Exclusive
                    -----------------------------
Territory Inventory as follows: for each unit of Exclusive Territory Inventory sold by Logitech Trading, Logitech Trading will retain (i) eighty percent (80%) of Net Sales for such unit (eighty-six percent (86%) in the case of a Dexxa Flatbed Product as described in Exhibit A), plus (ii) three percent (3%) of Net
                                ---------
Sales for such unit for selling expenses, plus (iii) three percent (3%) of Net Sales for such unit for technical support; Logitech Trading will remit the remainder of fourteen percent (14%) (eight percent (8%) in the case of a Dexxa Flatbed Product as described in Exhibit A) to Storm. For example, if Logitech
                                ---------
Trading sells a unit of Exclusive Territory Inventory (which is a non-Dexxa Flatbed Product) for a Net Sales price of $100, Logitech Trading will keep 80% or $80, plus 3% or $3, plus $3 and will remit to Storm $14. Logitech Trading may determine the selling price of the Inventory in its sole discretion.

               (b)  Non-Inventory Products. The price to be paid by Logitech
                    ----------------------
Trading to Storm for each Storm Product and each additional unit of Acquired Products purchased by Logitech Trading under Section 9.1 above (i.e., distributed by Logitech Trading after the distribution of Inventory pursuant to
Section 4 above) (collectively, "Non-Inventory Products"), shall be equal to the Net Sales price for such Non-Inventory Product less (x) three percent (3%) of Net Sales for such unit for selling expenses, and (y) in the case of Logitech Branded Products, three percent (3%) of Net Sales for such unit for technical support for such Logitech Branded Products, and (z) any other amount mutually agreed to by the parties for additional services provided by Logitech Trading (e.g. technical support for Products other than Logitech Branded Products). The actual prices to be paid to Storm by Logitech Trading for each such Non-Inventory Product shall be determined and adjusted as follows:

               (i) Prior to the date Logitech Trading first orders such a Non-Inventory Product hereunder for commercial sale, and prior to the beginning of each calendar quarter thereafter (or as often as the parties otherwise agree), Storm and Logitech Trading shall agree on a preliminary price at which such Non-Inventory Product shall be delivered by Storm to Logitech Trading. Such price shall be equal to (A) Logitech Trading's best estimate of its Net Sales price for such Non-Inventory Product, less (B) the amounts described in (x), (y) and
(z) of this subsection (b) above (as applicable).

               (ii) Promptly following the end of each calendar quarter in which the Non-Inventory Products are distributed hereunder, the actual price for each such Non-Inventory Product sold by Logitech Trading during such quarter shall be determined retroactively, based on the actual Net Sales price of such Non-Inventory Product during such quarter. Any difference between the actual charges paid by Logitech Trading to Storm pursuant to Subsection (b)(i) above and the charges that would have been payable, if the revised price calculated under this Section b(ii) had been in effect, shall be the "Adjustment Amount." Unless the parties agree otherwise, the Adjustment Amount due from one party to the other party shall be paid in cash within thirty (30) days after the end of such quarter.

               (iii) In determining the Net Sales of Non-Inventory Products under subsection (b)(ii) above, the price paid by Logitech Trading under subsection (b)(i) above for samples and other reasonable demonstration quantities that are delivered to customers other than in bona fide commercial sales at full price during such quarter shall be deducted from the Net Sales in such quarter.

          (c)  Subsequent Adjustments.  It is understood that following the
               ----------------------
reconciliation of the transfer price under Section 11.1(b)(ii) above, further adjustments may subsequently be made to Net Sales of Products sold in a prior quarter, in accordance with the definition of "Net Sales" in Section 1.10 above. Such adjustments may include, but are not limited to, credits for price decreases given by Logitech Trading to third parties in accordance with Logitech Trading's price protection policies and returns of Products. Any such adjustments shall be deducted from the calculation of Net Sales under Section 11.1(b)(ii) for the quarter in which such adjustments accrue. Any amounts to be deducted from Net Sales in a quarter that are not fully offset against Net Sales in such quarter may be carried forward as a deduction to Net Sales in subsequent quarters, or at Logitech Trading's election, any unused adjustments shall be paid in cash by Storm to Logitech Trading within thirty (30) days after receiving from Logitech Trading an invoice for such unused adjustments.

     11.2 Taxes. Logitech Trading shall pay any sales, use or other similar
          -----
taxes (including value added taxes) which are levied or based upon sales of Products to or by Logitech Trading under Sections 4.2 and 11.1 of this Agreement, except for taxes based on Storm's net income. If Logitech Trading is required by law to withhold taxes from any payment to be made to

Storm hereunder, Logitech Trading shall make the required deduction or withholding and pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law. In such case, Logitech Trading shall take all actions reasonably requested by Storm that are necessary to ensure the lowest authorized percentage under applicable treaties for the avoidance of double taxation and Logitech Trading shall furnish Storm with a certified tax receipt immediately upon payment of such tax.

          11.3   Payment.  Unless otherwise specified in this Agreement, all
                 -------
payments hereunder shall be due by the thirtieth day of each month for payments that accrued in the preceding month. All payments will be in U. S. dollars.

          11.4   Reporting and Audit.  All payments due by Logitech Trading to
                 -------------------
Storm shall be accompanied by a written statement reflecting the number of units shipped and the calculation of the payments due to Storm therefor. Upon reasonable prior written notice to Logitech Trading, Storm, through an independent certified accountant reasonably acceptable to Logitech Trading, may audit all of Logitech Trading's financial, distribution and other records directly related to payments due to Storm hereunder. Such audit right shall be exercisable no more than once per year, during regular business hours, in a manner so as to not unreasonably interfere with Logitech Trading's usual conduct of business, at Storm's own cost and expense and subject to the execution of a confidentiality agreement in a form mutually agreeable to such accountant and Logitech Trading. In the event any such audit reveals a deficiency in payments due to Storm, Logitech Trading shall pay the amount of such deficiency within thirty (30) days after completion of the audit. Furthermore, in the event any such audit reveals a deficiency in payment due to Storm in excess of ten percent (10%) of the actual amount due for the period audited, Logitech Trading shall also pay the cost and expense of such audit.

     12.  Proprietary Rights.  Except as expressly provided for in this
          ------------------
Agreement, Logitech Trading is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises or licenses with respect to the Products or Localized Documentation. All rights not expressly granted to Logitech Trading hereunder are reserved to Storm.

     13.  Confidentiality.
          ---------------

          13.1   Confidentiality of Agreement. Each party covenants to the other
                 ----------------------------
party that it will not in any manner disclose or divulge the contents of the Agreement or any of the material terms and conditions hereof to any third party, except (i) as the other party may expressly consent in advance in writing, or
(ii) as may be required in obtaining any necessary governmental or regulatory approval for the transactions contemplated hereby, or (iii) as may otherwise be required by any applicable law, or (iv) to such party's legal, financial or other business advisors or potential investors.

          13.2   Treatment of Confidential Information. For a period of five (5)
                 -------------------------------------
years after receipt of any Confidential Information, each party shall keep and maintain the other party's Confidential Information in strictest confidence and, except as otherwise expressly provided herein, each party: (i) shall not use the other party's Confidential Information, except as required to perform its obligations under this Agreement; and (ii) shall not provide or otherwise make available, whether directly or indirectly, any of the other party's Confidential Information to any party other than: (A) to employees and officers of a party who require access to such Confidential Information for performance of their duties and who have signed a written nondisclosure agreement including the requirement to protect third party proprietary information, or (B) to permitted sublicensees permitted under this Agreement who shall enter into a nondisclosure agreement to protect Confidential Information on terms no less restrictive than required in this Agreement, or (C) as required by any applicable law, in response to a valid order by a court or other governmental body or necessary to establish the rights of either party under this Agreement; provided, however, that the party disclosing such information shall provide prompt written notice thereof to the other party to enable it to seek a protective order or otherwise prevent such disclosure. Each party shall take all reasonable actions (by instruction, agreement or otherwise) necessary to maintain the confidentiality of the other party's Confidential Information. Notwithstanding the foregoing, each party shall be required to protect the other party's Confidential Information consistent with the same protections afforded its own Confidential Information in the ordinary conduct of its business but in no event with less than reasonable care.

          13.3   Return or Destruction. Upon termination of this Agreement, or
                 ---------------------
at any other time if requested by a party, each party promptly shall return to the other party all Confidential Information received by it or its representatives by such other party unless the party provides assurances reasonably satisfactory to such other party that such Confidential Information has been destroyed.

     14.  Acceptance and Warranty.
          -----------------------

          14.1   Product Covenant. Storm agrees to ship to Logitech Trading only
                 ----------------
Products that conform to their published specifications.

          14.2   Product Warranty.  Any warranty for the Products (excluding
                 ----------------
Logitech Branded Products) shall run directly from Storm to the customer. Any warranty for the Logitech Branded Products shall run directly from Logitech Trading to the customer. Logitech Trading will be responsible for all costs of shipping associated with return of Inventory units pursuant to the warranty and all return shipping costs of repaired or replacement Inventory units. Storm will be responsible for all costs of shipping associated with return of all Products (excluding Inventory) pursuant to the warranty and all return shipping costs of repaired or replacement Products. Storm hereby grants Logitech Trading the authority to accept returned Products from customers. Prior to returning any defective Products to Storm which Logitech Trading receives from its customers, Logitech Trading shall obtain a Return Materials Authorization ("RMA") number from Storm. Storm shall promptly issue such RMA numbers following notification of a warranty claim by Logitech Trading.

          14.3   Disclaimer.  EXCEPT AS SET FORTH IN THIS SECTION 14, EACH PARTY
                 ----------
MAKES NO WARRANTIES RELATING TO THE PRODUCTS, EXPRESSED,

IMPLIED OR STATUTORY, AND EACH PARTY EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

     15.  Indemnification.
          ---------------

          15.1   Intellectual Property Indemnity by Storm.  Subject to Section
                 ----------------------------------------
15.4 below and Section 7.3 of the Asset Purchase Agreement, Storm agrees to defend, indemnify and hold harmless Logitech Trading, its officers, directors, employees and sublicensees against any claims, demands, damages or actions (including Logitech Trading's reasonable attorneys' fees and costs) arising out of an actual or alleged infringement by the Products (excluding Inventory) of any copyrights, patent rights or trademarks or misappropriation of any trade secret. Upon notice of an alleged infringement or if in Storm's opinion such a claim is likely, Storm shall have the right, at its option, to obtain the right to continue the distribution of such Products, substitute other functionally equivalent products or modify such Products so that they are no longer infringing. In the event that none of the above options are reasonably available in Storm's opinion, Logitech Trading may terminate this Agreement. The foregoing indemnity shall not apply to any infringement claim arising from any modification of the Products not made by or for Storm or authorized by Storm or use of such Products in conjunction with other software or hardware where such infringement would not have occurred but for such use. THE FOREGOING STATES LOGITECH TRADING'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND. STORM DISCLAIMS ANY IMPLIED WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

          15.2   Warranty Indemnity by Storm. Subject to Section 15.4 below, and
                 ---------------------------
except for claims for which Logitech Trading must indemnify Storm pursuant to
Section 15.3 below, Storm agrees to defend, indemnify and hold harmless Logitech Trading, its officers, directors, employees and agents from any claims, demands, damages or actions (including Logitech Trading's reasonable attorneys' fees and costs) made against Logitech Trading as a result of any claimed breach of warranty with respect to the Products (excluding Inventory).

          15.3   Indemnity by Logitech Trading.  Subject to Section 15.4 below,
                 -----------------------------
Logitech Trading agrees to defend, indemnify and hold harmless Storm, its officers, directors, employees and agents from any claims, demands, damages or actions (including Storm's reasonable attorneys' fees and costs) made against Storm as a result of any claimed breach of warranty with respect to Inventory or any claims, warranties or representations made by Logitech Trading or Logitech Trading's employees or agents with respect to the Products which differ from those authorized by Storm.

          15.4   Indemnification Procedure.  The above indemnities shall be
                 -------------------------
subject to the following procedures:

                      (i) The party receiving the indemnity ("Indemnitee") will promptly notify the party with the indemnity obligation ("Indemnitor") of any third party claim, action or demand after the Indemnitee receives notice thereof; provided, however, that failure or delay to provide such notification shall not reduce or otherwise affect the obligations of the Indemnitor, except to the extent that such failure or delay shall have materially prejudiced the Indemnitor's ability to defend against, settle or satisfy such claim or materially increase the cost thereof.

                      (ii) The Indemnitor, at its expense, shall pay, compromise, settle or otherwise dispose of any such claim; provided, however, that no compromise, settlement or disposal of such claim shall be entered into without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

                      (iii) Indemnitor shall have sole control over the defense and settlement of any such claim but in any action defended by Indemnitor, Indemnitee shall at all times have the right to employ its own counsel; provided, however that the fees and expenses of such counsel shall be Indemnitee's own expense unless the employment of such counsel shall have been authorized by Indemnitor in connection with the defense of such claims. In such event, such fees and expenses shall be borne by Indemnitor.

     16.  Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS
          -----------------------
OF USE, INTERRUPTION OF BUSINESS OR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE EXTENT THAT THE FOREGOING EXCLUSION AND LIMITATION OF DAMAGES IS NOT ENFORCEABLE IN A JURISDICTION, SUCH EXCLUSION AND LIMITATION SHALL BE ENFORCED TO THE MAXIMUM EXTENT POSSIBLE IN SUCH JURISDICTION.

     17.  Term and Termination.
          --------------------

          17.1   Term.  This Agreement shall commence on the Effective Date and
                 ----
continue through December 31, 1998 unless earlier terminated pursuant to this
Section 17. Thereafter, this Agreement will renew only upon the mutual written agreement of the parties. Storm shall notify Logitech Trading in writing six (6) months prior to the end of the term whether or not Storm desires to renew this Agreement. Storm shall develop and put into place a plan to provide for smooth transition of the distribution of the Products from Logitech Trading to Storm at least four (4) months prior to the end of the term of this Agreement.

          17.2   Accounting.  Within thirty (30) days following expiration or
                 ----------
termination of this Agreement, the parties shall perform a final accounting to determine final payments due, taking into account, among other things, product returns, price protection, promotional funding and any further adjustments pursuant to Section 11.1 above (the "Final Accounting"). All payments due pursuant to the Final Accounting shall be made within thirty (30) days of the completion of the Final Accounting.

          17.3   Termination.  Either party may terminate this Agreement (i) in
                 -----------
the event the other party fails to cure a material breach of this Agreement within sixty (60) days after receiving written notice thereof; (ii) immediately if the other party becomes insolvent; or (iii) immediately upon any proceeding being commenced by or against the other party under any law providing relief to such party as a debtor, provided that such proceeding is not dismissed after a period of thirty (30) days. Any breach by Storm of the Asset Purchase Agreement shall be deemed a breach of this Agreement.

          17.4   Effect of Termination or Expiration.
                 -----------------------------------

                 (a) After notice of termination but prior to the effective termination date:

                      (i) Storm may, only in the event termination is due to a breach by Logitech Trading, reject all or any part of purchase orders received from Logitech Trading and with respect to such rejected purchase orders, Logitech Trading shall compensate Storm for Products and material inventory as follows: (1) the contract price of all finished Products in Storm's possession,
(2) the cost of material inventory (including handling charges), whether in raw form or work in process, and not returnable to the vendor or usable for other customers, (3) the cost of material on order (including handling charges) which cannot be canceled, and (4) any vendor cancellation charges incurred with respect to material canceled or returned to the vendor. Storm shall promptly deliver such Products and material inventory to Logitech Trading following such payment; or

                      (ii) Logitech Trading may, only in the event termination is due to a breach by Storm, at Logitech Trading's sole election (x) cancel all or part of any purchase order submitted to Storm without penalty (despite any acceptance thereof) or (y) require Storm's completion of any outstanding purchase orders for Products notwithstanding that delivery dates for such purchase orders may extend beyond the effective termination date.

                 (b)  As of the effective termination or expiration date:

                      (i) Logitech Trading shall immediately cease the use of the Trademarks and discontinue all representations that it is a Storm distributor;

                      (ii) Subject to Section 11.1(c), in the event of any termination or expiration of this Agreement, Logitech Trading shall promptly return to Storm any Non-Inventory Products in its possession as of the effective termination or expiration date;

                      (iii) Neither party shall be entitled to any compensation, damages or payments in respect to goodwill that has been established or for any damages on account of prospective profits or anticipated sales as a result of any termination of this Agreement, and neither party shall be entitled to reimbursement in any amount for any training, advertising, market development, investments or other costs that shall have been expended by either party prior to termination of this Agreement, regardless of the reason for, or method of, termination;

                      (iv) Logitech Trading shall deliver to Storm its customer lists, including contact names, if any, with respect to the Products; and

                      (v) All monies due either party shall automatically be accelerated so that they are due and payable within thirty (30) days of the effective termination or expiration date, even if longer terms had been provided previously.

          17.5   Survival. The following sections of this Agreement will survive
                 --------
any termination or expiration of this Agreement: 8 (Support), 11 (Payment Terms), 12 (Proprietary Rights), 13 (Confidentiality), 14.2 (Product Warranty),
14.3 (Disclaimer), 15 (Indemnification), 16 (Limitation of Liability), 17 (Term and Termination) and 18 (General Provisions). Notwithstanding the foregoing, Logitech Trading's obligations under Section 8 shall only survive for a period of six (6) months following any termination or expiration of this Agreement, at which time Storm shall provide the same level of support for the Logitech Branded Products as Logitech Trading had provided for such Logitech Branded Products pursuant to Section 8 above during the term of this Agreement.

     18.  General Provisions.
          ------------------

          18.1   Assignment.  Neither party shall directly or indirectly sell,
                 ----------
assign, subcontract or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of the other parties, except as permitted in this section. Either party may assign this Agreement to any of its wholly-owned subsidiaries, provided that such party remains responsible for and guarantees the full performance of this Agreement after such assignment. In addition, either party may, without the prior notice to or written consent of the other party, assign or transfer this Agreement as part of a corporate reorganization, consolidation, merger or sale of substantially all of its assets, provided that the successor entity assumes all of such party's obligations under this Agreement and agrees in writing to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

          18.2   Approvals.  Storm shall obtain all applicable governmental
                 ---------
approvals and Underwriters' Laboratories approval for distribution of the Products (excluding the Inventory) hereunder.

          18.3   Notices and Representatives.  Any notice or reports required or
                 ---------------------------
permitted to be given under this Agreement shall be given in writing and shall be delivered by personal delivery, telegram, facsimile transmission or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices:

          To Logitech Trading at:  Logitech Trading S.A.
                                   Moulin du Choc CH-1122
                                   Romanel-sur-Morges, Switzerland
                                   Attention: General Manager
                                   Facsimile: 011-41-21-863-5311

          with copy to:            Logitech Inc.
                                   6505 Kaiser Drive
                                   Fremont, CA  94555
                                   Attention:  Chief Financial Officer
                                   Facsimile:  (510) 795-7496

          To Storm at:             Storm Technology, Inc.
                                   1395 Charleston Road
                                   Mountain View, CA 94043
                                   Attention: Chief Financial Officer
                                   Facsimile: (650) 691-6699

          with copy to:            Gray Cary Ware & Freidenrich
                                   400 Hamilton Avenue
                                   Palo Alto, California 94301
                                   Attention:  James M. Koshland
                                   Facsimile:  (650) 327-3699

          18.4  Entire Agreement and Modification.   This Agreement (including
                ---------------------------------
its Exhibits and Schedule) constitutes the entire agreement of Storm and Logitech Trading relating to the distribution of Products by Logitech Trading and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, letters of intent and agreements in principle between them, whether written or oral, relating to that subject matter. This Agreement (including its Exhibits and Schedules) may only be amended by a written instrument signed by Storm and Logitech Trading.

          18.5  Construction of Agreement.  This Agreement has been negotiated
                -------------------------
by the respective parties and their attorneys, and its language shall not be construed for or against any party. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          18.6  Relationship of the Parties. Nothing contained in this Agreement
                ---------------------------
shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever. This Agreement confers no rights upon either party except those expressly granted herein.

          18.7   Waiver.  Delay or failure to exercise any right or remedy under
                 ------
this Agreement shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default. Waiver of any breach or failure of any term or condition of this

Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. All waivers must be in writing signed by the party to be charged.

          18.8   Governing Law. This Agreement shall be governed by and
                 -------------
construed in accordance with the internal substantive laws of the State of California, without regard to its choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable.

          18.9   Severability.  The provisions of this Agreement are severable,
                 ------------
and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

          18.10  Parties in Interest.  Nothing contained in this Agreement,
                 -------------------
whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assigns, nor is anything contained in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over against any party to this Agreement.

          18.11  Absence of Third Party Beneficiary Rights.  No provisions of
                 -----------------------------------------
this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

          18.12  Counterparts.  This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          18.13  Force Majeure.  Neither Logitech Trading nor Storm shall be in
                 -------------
default of any obligations under this Agreement if such default results from governmental acts or directives (official or unofficial), strikes (legal or illegal), acts of God, war (declared or undeclared), insurrection, riot or civil commotion, fires, flooding, explosions, embargoes or delays in manufacturers' or suppliers' furnishing products, or other event of force majeure not within the reasonable control of the party affected.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.



LOGITECH TRADING S.A.                  STORM TECHNOLOGY, INC.


By:                                    By:
   ------------------------------         -------------------------------

Name:                                  Name:
     ----------------------------           -----------------------------

Title:                                 Title:
      ---------------------------            ----------------------------

                                   Exhibit A
                                   ---------

                                    Products



Acquired Products:
------------------

PageScan USB
PageScan Color Parallel
Freescan
Dexxa Flatbed


Storm Products:
--------------

EasyPhoto SmartPage Pro
EasyPhoto SmartPage
EasyPhoto Reader
EasyPhoto Drive
EasyPhoto ImageWave

                                   Exhibit B
                                   ---------

                                   Trademarks



Acquired Trademarks:
--------------------

PageScan
Freescan



Storm Trademarks:
-----------------

EasyPhoto
SmartPage
ImageWave
EasyPhoto Reader
EasyPhoto Drive
ClearScan
PhotoDrive

                                   Exhibit C
                                   ---------

                              Exclusive Territory


West European Countries:
Switzerland, France, Germany, Ireland, Italy, UK, Netherlands, Vatican, Austria, Liechtenstein, Benelux (Belgium and Luxembourg), Denmark, Finland, Norway, Sweden, Iceland, Greece, Monaco, Portugal, Spain

East European Countries (including former Soviet Union):
Albania, Bulgaria, Czech Republic, Slovak Republic, Hungary, Poland, Rumania, Yugoslavia, Bosnia Herzegovina, Slovenia, Croatia, Turkey, Russia, Uzbekistan, Byelorussia, Macedonia, Lithuania, Estonia, Ukraine, Latvia, Kirghizistan, Moldavia, Armenia, Tadjikistan, Kazakstan, Turkmenistan, Azerbaijan

Middle East and Africa:
Egypt, Israel, Saudi Arabia, U.A.E., Bahrain, Kuwait, Oman, Tunisia, Morocco, Algeria, South Africa, O.A.P.I.

                                   Schedule 1
                                   ----------

                                   Inventory

                 [To be completed following the Effective Date]